Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” incorporated into this Registration Statement (Form S-3) and related Prospectus of iParty Corp. for the registration of 2,708,335 shares of its common stock and to the incorporation by reference therein of our report dated February 17, 2006, with respect to the consolidated financial statements and schedule of iParty Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
January 8, 2007